FILM & VIDEOTAPE
                             DISTRIBUTION AGREEMENT


               THIS AGREEMENT is entered into as of February 1, 1998, by and between AIMS Multimedia (Producer) and Advanced Knowledge (Distributor) collectively referred to as the "Parties" and individually as "Party."

               1. DISTRIBUTORSHIP: Producer hereby grants to Distributor the non-exclusive right to promote and advertise to qualified users in the United States selected video programs, hereinafter referred to as the "Product." Distributor agrees to exercise diligent efforts in merchandising the Product in a manner mutually acceptable and profitable to the parties. Distributor agrees to pay an initial fee of $1,000.00 to be applied against opening orders.

               2. TERM: The initial term of this Agreement is for a period from April 1, 1998, through and including April 1, 2001. This Agreement will be automatically extended for a 12-month period of time unless written notice is provided as described in paragraph 12.

               3. PROMOTION: Promotion will be the responsibility of the Distributor unless otherwise agreed to by the parties. Promotion includes, but is not limited to, the production of promotional materials required to provide maximum Distributor activity and telemarketing services.

               4. PRICING: Current catalog prices will be guaranteed through December 31, 1998, but will be subject to change on an annual basis.

               5. OBLIGATIONS: Producer will provide Distributor with 3/4" preview masters of all designated programs for $50.00 per copy, from which Distributor will make 1/2" VHS preview copies for direct shipment to its customers. Producer will also provide a copy of ancillary support materials to the Distributor, which may be Xeroxed and used for previews to its customers. Should it be necessary for AIMS Multimedia to fulfill a preview request, Advanced Knowledge will be billed $40.00 per title (no discount) plus shipping and handling.

               6. TERMS OF SALE: Sale and/or rental copies will be shipped by Producer to the Distributor or to the Distributor's customers per faxed orders, and billed to Distributor, less 45%. Shipping and handling charges will be added to the invoice as follows; $3.50 per title, $8.95 minimum. Request for special handling will require additional charges. Invoice terms shall be F.O.B. Producer's facility, net thirty (30) days. Distributor will be responsible for all invoicing to its customers.




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               7.  RESTRICTIONS:  No showing of any Produce  shall be allowed on television except by written consent of Producer, which consent may be withheld for any reason. In addition, Producer may impose other reasonable restrictions so long as Distributor is given advance written notice thereof. Distributor agrees not to commit any act which would infringe on or destroy any copyright or other proprietary interest of Producer in the product.

               8. TITLE: Distributor acknowledges that title to all Product remains with Producer and further acknowledges that Distributor has no right to vest title or any right or liens in favor of itself or any third party. Distributor shall not alter the Product without the consent of the Producer.

               9. INDEPENDENT CONTRACTOR: Distributor is an independent contractor in regard to services rendered by it under this Agreement. This Agreement does not create a Status in Distributor of Agent or Representative of Producer.

               10. INDEMNIFICATION: The Producer and Distributor agree to indemnify, reimburse, defend and hold each other and their subsidiaries harmless from any claim, demand or judgment made, asserted or obtained against them including all costs, disbursements and expenses incurred in connection with any claim of copyright infringement libel, slander, unfair competition or other alleged unethical business behavior due to the activities of the Producer or Distributor. Producer shall not be liable for damages or breach of any warranty herein unless given written notice within five (5) days after any such damage or alleged breach, and details thereof by Distributor as well as full control of the defense and statement of such claim including the right to engage counsel of its choice. Producer shall not be liable for loss of profits or consequential damages. Distributor shall cooperate fully with Producer in the defense or adjustment of any such claim.

               11. LIMITATION OF LIABILITY: Neither the Producer nor the Distributor shall be liable for any act, delay or omission occasioned by an act of God or the public enemy, or by riot, insurrection, strikes, labor disturbances or any failure or delay by any transportation company or agency for any act, delay or omission due to their negligence.

               12. NOTICE: This Agreement may be terminated by either party by providing thirty (30) days notification at the address set forth on the last page here of which notice shall be deemed sufficient when sent by registered mail, properly addressed, with full postage affixed, unless otherwise herein provided. Upon termination, all unsold inventory will be returned to the Producer.

               13. ARBITRATION CLAUSE:

               a) With respect to any and all disputes and/or claims arising out of, or related to, this agreement and/or all previous agreements


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               between   Producer  and   Distributor,   both  parties  agree  to
               resolution by arbitration. The claim, or arbitration matter, shall be settled by in persona arbitration in Los Angeles County in accordance with the then rules of the American Arbitration Association ("AAA") provided, however, that the AAA shall be directed by the parties to appoint and designate a single arbitrator who is a retired Judge of the Superior Court of the State of California. Determination of the arbitration on all matters referred to it hereunder shall be final and binding on the parties hereto. The award of such arbitration may be confirmed or enforced in any court jurisdiction. The arbitrator designated shall have full access to such records and physical facilities of the parties hereto as may be required by such arbitrator. With respect to such arbitration, the parties shall have all rights of discovery available pursuant to the California
               Code  of  Civil   Procedure  and  they  hereby   incorporate  the
               provisions of California Code of Civil Procedure 1283.05 into this agreement.

               b) The costs and expenses of the arbitrator and the attorneys' fees and costs of each of the parties incurred in such arbitration shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of the respective positions.

               EXECUTED as of the day and year aforesaid.

               PRODUCER:                              DISTRIBUTOR:
               AIMS Multimedia                        Advanced Knowledge


               By:/s/ Jeffrey M. Sherman              By:/s/  Buddy Young, Pres.
                  Jeffrey M. Sherman                     Buddy Young
                  President                              President

               Date:    3/31/98                        Date:    3/16/98

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